Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kearny Financial Corp.

Fairfield, New Jersey

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-222038) of our reports dated August 29, 2017, relating to the consolidated financial statements and the effectiveness of Kearny Financial Corp.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus.

/s/ BDO USA, LLP

New York, New York

January 12, 2018